SECOND AMENDED AND RESTATED PROMISSORY NOTE

MAKER:	**microHelix, Inc.** **19500 SW 90th Court** **Tualatin, Oregon 97062** **Moore Electronics, Inc.** **19500 SW 90th Court** **Tualatin, Oregon 97062**	**HOLDER:**	**MH Financial Associates, LLC** **c/o Aequitas Capital Management, Inc.** **5300 Meadows Road, Suite 400** **Lake Oswego, Oregon 97035**

Principal Amount: $1,778,964.25 **Date of Note: March 12, 2007**

1. **RELATED AGREEMENT.** This Note evidences (a) the balance of obligations owed by microHelix, Inc. to Holder pursuant to the Amended and Restated Promissory Note dated October 19, 2006 with an unpaid balance of $1,006,086.13 plus accrued and unpaid interest from December 19, 2006 (the "Original Note" or "Loan 1"), and (b) an additional loan in the amount of $750,000.00 ("Loan 2"), each as referenced in that certain Second Agreement Regarding Amendment of Promissory Note of even date herewith (the "Agreement"). This Note amends, supersedes and replaces the Original Note and the obligations represented thereby in their entirety. Capitalized terms used in this Note, if any, that are not defined herein have the meanings assigned to those terms in the Agreement.

2. **PROMISE TO PAY.** microHelix, Inc. and Moore Electronics, Inc. (collectively "Maker") jointly and severally promise to pay to the order of MH Financial Associates, LLC ("Holder") in lawful money of the United States of America, the principal amount of $1,778,964.25, together with interest on the unpaid principal balance from the date hereof until paid in full. Maker will pay Holder at Holder's address shown above or at such other place as Holder may designate in writing.

3. **INTEREST RATE.** Interest shall accrue on this Note at the rate of (a) 12% per annum (the "Current Interest"), plus (b) 8% per annum compounded quarterly (the "Deferred Interest"). The Deferred Interest shall be due and payable upon maturity of this Note (as specified below). Interest shall be calculated on the basis of a 365-day year and actual days elapsed. **NOTICE**: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

4. **PAYMENT TERMS; MATURITY.**

4.1 **Loan 1.** Commencing April 19, 2007, and continuing on the same day of each month thereafter, Maker shall pay to Holder the sum of $20,000 per month to be applied against the Current Interest and principal balance with respect to Loan 1.

4.2 **Loan 2.** Commencing April 19, 2007, and continuing on the same day of each month thereafter, Maker shall pay to Holder the amount of the Current Interest accrued with respect to Loan 2. On September 30, 2007, Maker shall make an additional payment of accrued Current Interest through such date. Commencing on October 31, 2007, and continuing on the last day of each month thereafter through and including May 31, 2008, Maker shall pay to Holder the amount of $87,555.27 per month to be applied against the Current Interest and principal balance with respect to Loan 2.

4.3 **Maturity.** The outstanding principal balance and all accrued and unpaid interest (both Current Interest and Deferred Interest) with respect to this Note shall be due and payable on June 30, 2008; provided, however, that after the occurrence of an Event of Default, the outstanding principal balance and all accrued and unpaid interest (both Current Interest and Deferred Interest) shall be payable on demand. In addition, the outstanding principal balance and all accrued and unpaid interest shall be due and payable in the event of (1) a sale of all or substantially all of the assets of Maker other than to Holder or its assigns, or (2) the transfer of ownership or beneficial interest, by merger or otherwise, of more than 50% of the stock of Maker.

5. **APPLICATION OF PAYMENTS.** Unless otherwise agreed or required by applicable law, payments will be applied first to expenses for which Maker is liable hereunder (including unpaid collection costs and late charges), next to accrued and unpaid Current Interest, and the balance to principal. Payments will be applied to accrued and unpaid Deferred Interest at maturity or earlier acceleration of the balance due under this Note.

6. **PREPAYMENT.** Maker agrees that all loan fees and prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. At Holder's option, this Note shall be prepaid to the extent of net proceeds in excess of $1,000,000 received by Maker or any subsidiary of Maker from a public or private debt or equity offering. This Note may also be prepaid in whole only in conjunction with the sale of all or substantially all of the assets of Maker, a merger or reorganization in which Maker is not the surviving entity, or the sale of all or substantially all of Maker's outstanding common stock. Except as otherwise set forth herein, this Note may not be prepaid in whole or in part without the prior written consent of Holder. Early payments will not, unless agreed to by Holder in writing, relieve Maker of Maker's obligations to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Maker's making fewer payments. Maker agrees not to send Holder payments marked "paid in full", "without recourse" or similar language. If Maker sends such payment, Holder may accept it without losing any of Holder's rights under this Note, and Maker will remain obligated to pay any further amount owed to Holder. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of any disputed amount must be mailed or delivered to Holder at the address above.

7. **SECURITY.** The obligations of Maker under this Note are secured by the Security Agreement dated April 8, 2005 made by Maker in favor of Marti D. Lundy (the "Security Agreement"), as amended by that certain Amendment to Security Agreement of even date herewith, and the collateral described therein (the "Collateral"). The right, title and interest of Lundy under the Security Agreement has been assigned to Holder.

8. **SUBORDINATION.** Maker and Holder acknowledge and agree that the obligations to Holder under this Note are subordinate and junior in right of payment to the obligations owed by Maker to the holders of the Superior Encumbrances (as such term is defined in the Security Agreement) pursuant to those certain subordination agreements and intercreditor agreements between Maker, Holder, BFI Business Finance and VenCore Solutions LLC. Maker acknowledges that Holder's subordination agreement with VenCore Solutions LLC shall be limited to $300,000. Nothing herein shall impair, as between Maker and Holder, Maker's unconditional and absolute obligation to pay Holder all amounts owing hereunder.

9. **INTEREST AFTER DEFAULT.** Upon the occurrence of an Event of Default, including failure to pay all amounts due upon final maturity of this Note, Holder may, at its option and if permitted by applicable law, increase the Current Interest rate of this Note by 5% per annum.

10. **DEFAULT.** Each of the following shall constitute an event of default ("Event of Default") under this Note:

10.1 **Payment Default.** Maker fails to make any payment required by this Note within 10 days after written notice from Holder that it is due.

10.2 **Other Defaults.** Maker fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in the Agreement or to comply with or to perform any term, obligation, covenant or condition contained in any other related agreement between Holder and Maker. If any failure, other than a failure to pay money, is curable, it may be cured (and no Event of Default will have occurred) if Maker, after delivery of written notice from Holder demanding cure of such failure: (a) cures the failure within 15 days; or (b) if the cure requires more than 15 days, immediately initiates steps sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance within 60 days after notice is sent.

10.3 **Default in Favor of Third Parties.** Maker defaults under any loan, extension of credit, security agreement, purchase or sale agreement or lease agreement in favor of BFI Business Finance or VenCore Solutions LLC, or Maker defaults under any other agreement in favor of any other creditor or person

involving indebtedness of Maker of $100,000 or more. Notwithstanding the foregoing, Maker shall not be in default for purposes of this Note if it cures a default under such other loan, extension of credit, security agreement, purchase or sale agreement, lease agreement or other indebtedness within any applicable cure period.

10.4 **False Statements.** Any warranty, representation or statement made or furnished to Holder by Maker or on Maker's behalf under this Note or the Agreement is false or misleading in any material respect.

10.5 **Dissolution or Insolvency.** The dissolution of Maker (regardless of whether election to continue is made), or any other termination of Maker's existence as a going business, the insolvency of Maker, the appointment of a receiver for any part of Maker's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Maker.

10.6 **Creditor or Forfeiture Proceedings.** Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Maker or by any governmental agency against any Collateral securing this Note.

10.7 **Adverse Change.** A material adverse change occurs in Maker's financial condition, or Holder believes the prospect of payment performance of this Note has been impaired.

10.8 **Insecurity.** Holder in good faith believes itself insecure.

11. **REMEDIES**. On and after an Event of Default under this Note, Holder may exercise the following remedies, which are cumulative and which may be exercised singularly or concurrently, but all of which remain subject to the terms and conditions of any subordination agreements or intercreditor agreements between Holder and BFI Business Finance/VenCore Solutions LLC:

11.1 **Acceleration**. Declare the entire unpaid principal balance of the debt evidenced by this Note, and all accrued interest thereon and all other costs and expenses evidenced by this Note, to be immediately due and payable.

11.2 **Other Remedies**. Pursue any other right or remedy provided in this Note, in the Security Agreement, or as otherwise allowed by law. Holder may pursue any such rights or remedies singly, together or successively. Exercise of any such right or remedy shall not be deemed an election of remedies. Failure to exercise any right or remedy shall not be deemed a waiver of any existing or subsequent default, nor a waiver of any such right or remedy.

12. **ATTORNEYS' FEES; EXPENSES.**

12.1 If any suit or action is instituted to interpret, enforce or rescind this Note, including without limitation any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party's reasonable attorney fees and other fees, costs and expenses of every kind, including without limitation costs and disbursements specified in ORCP 68A(2), incurred in connection with the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the court.

12.2 If an event of Default under this Note occurs and Holder does not institute any litigation, Maker will pay to Holder, upon Holder's demand, all reasonable costs and expenses, including without limitation attorney fees and collection fees, incurred by Holder in attempting to collect the indebtedness evidence by this Note.

13. **ASSIGNMENTS.** Maker acknowledges that Holder may sell and assign its interest in this Note, the payments due hereunder and the Security Agreement, in whole or in part, to an assignee (the "Assignee") which may be represented by a bank or trust company acting as a trustee of such Assignee. MAKER ACKNOWLEDGES THAT ANY ASSIGNMENT OR TRANSFER BY HOLDER OR ANY ASSIGNEE SHALL NOT MATERIALLY CHANGE MAKER'S OBLIGATIONS UNDER THIS NOTE. Any Assignee shall be entitled to enforce all the rights so assigned but be under no obligation to Maker to perform any of

Holder's obligations under this Note, the sole remedy of Maker being against Holder with Maker's right against Holder being unaffected except as provided herein. Maker agrees that upon notice of assignment of this Note, it shall pay directly to the Assignee, unconditionally, all amounts which become due hereunder. Upon Holder's request, Maker will acknowledge to any Assignee receipt of Holder's notice of assignment.

14. **JURY WAIVER. LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER HOLDER OR MAKER AGAINST THE OTHER.**

15. **GOVERNING LAW.** This Note will be governed by, construed and enforced in accordance with the laws of the State of Oregon. This Note has been accepted by Holder in the State of Oregon.

16. **CHOICE OF VENUE.** If there is a lawsuit, Maker consents to personal jurisdiction in Oregon and agrees that in any suit or action hereon venue will lie in Multnomah County, Oregon.

17. **SUCCESSOR INTERESTS.** The terms of this Note shall be binding upon Maker and Maker's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Holder and its successors and assigns.

18. **GENERAL PROVISIONS.** Holder may delay or forego enforcing any of its rights or remedies under this Note without losing them. Maker and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker, holder or endorser, shall be released from liability. All such parties agree that Holder may renew or extend (repeatedly and for any length of time) this Note or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Holder's security interest in the Collateral and take any other action deemed necessary by Holder without the consent of or notice to anyone. All such parties also agree that Holder may modify this Note without the consent of or notice to anyone other than the party with whom the modification is made. This Note may be modified only by an instrument in writing signed by Maker.

MAKER:

MICROHELIX, INC.

By: /s/ Tyram H. Pettit

Name: Tyram H. Pettit

Title: President and CEO